Exhibit 99.1

Contacts:

Vincent Zanna

Vice President, Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FIRST QUARTER FISCAL 2015 RESULTS

NEW YORK, June 4, 2015 — J.Crew Group, Inc. (the “Company”) today announced financial results for the three months ended May 2, 2015.

First Quarter highlights:

•	Total revenues decreased 2% to $581.8 million. Comparable company sales decreased 8% following a decrease of 2% in the first quarter last year.
•	J.Crew sales decreased 5% to $508.7 million. J.Crew comparable sales decreased 10% following a decrease of 3% in the first quarter last year.
•	Madewell sales increased 33% to $61.9 million. Madewell comparable sales increased 12% following an increase of 13% in the first quarter last year.
•	Gross margin was 37.2% compared to 38.6% in the first quarter last year.
•	Selling, general and administrative expenses were $203.8 million, or 35.0% of revenues, compared to $194.2 million, or 32.8% of revenues in the first quarter last year.
•	Operating loss was $520.6 million compared with operating income of $34.0 million in the first quarter last year. The operating loss includes pre-tax, non-cash impairment charges of $533.4 million.
•

Net loss was $462.4 million compared to a net loss of $30.1 million in the first quarter last year. This year reflects the impact of non-cash impairment charges. The first quarter last year reflects the impact of a loss on refinancing.

•

Adjusted EBITDA was $44.8 million compared to $64.8 million in the first quarter last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•	Cash and cash equivalents were $64.5 million compared to $59.4 million at the end of the first quarter last year.
•	Total debt, net of discount, was $1,545 million compared to $1,559 million at the end of the first quarter last year.
•

Inventories were $410.1 million compared to $395.7 million at the end of the first quarter last year. Inventories increased 4% and inventories per square foot decreased 5% compared to the end of the first quarter last year.

Impairment

During the first quarter, the Company experienced a further significant reduction in the profitability of its J.Crew reporting unit, primarily driven by performance of women’s apparel and accessories, which the Company expects to continue at least through fiscal 2015. As a result of current and expected future operating results, the Company concluded that the carrying value of the J.Crew reporting unit exceeded its fair value and recorded an estimated non-cash goodwill impairment charge of $341 million.  There has been no deterioration of the excess of fair value over the carrying value of its Madewell reporting unit.  Additionally, the Company recorded a non-cash impairment charge of $190 million to write down the intangible asset related to the J.Crew trade name.

After recording the non-cash goodwill charge of $341 million, the carrying value of goodwill is $676 million in the J.Crew reporting unit and $108 million in the Madewell reporting unit.  After recording the non-cash intangible asset charge of $190 million, the carrying value of the J.Crew trade name is $550 million.  In fiscal 2014, the Company recorded non-cash impairment charges of $562 million and $145 million to write down goodwill and the intangible asset related to the J.Crew trade name. If operating results continue to decline below the Company’s expectations, additional impairment charges may be recorded in the future.

These impairment charges do not have an effect on the Company’s operations, liquidity or financial covenants, and do not change management’s long-term strategy, which includes its plans to drive disciplined growth across its brands.

Related Party

On November 4, 2013, Chinos Intermediate Holdings A, Inc. (the “Issuer”), an indirect parent holding company of J.Crew Group, Inc., issued $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (the “PIK Notes”). The PIK Notes are (i) senior unsecured obligations of the Issuer, (ii) structurally subordinated to all of the liabilities of the Issuer’s subsidiaries, and (iii) not guaranteed by any of the Issuer’s subsidiaries, and therefore are not recorded in the Company’s financial statements. The Company declared a dividend to the Issuer in the first quarter of fiscal 2015 to fund the semi-annual interest payment due May 1, 2015. Additionally, while not required, the Company intends to pay dividends to the Issuer to fund future interest payments, which would aggregate to $155 million through the remainder of the term if all interest on the PIK Notes is paid in cash.

How the Company Assesses the Performance of its Business

In assessing the performance of its business, the Company considers a variety of performance and financial measures. A key measure used in its evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) e-commerce net sales, and (iii) shipping and handling fees. The Company also considers gross profit and selling, general and administrative expenses in assessing the performance of our business.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, June 4, 2015, at 2:00 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until June 11, 2015 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13610524.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of June 4, 2015, the Company operates 283 J.Crew retail stores, 88 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 143 factory stores. Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness and the indebtedness of its indirect parent, for which the Company pays and intends to continue to pay dividends to service such debt, and its substantial lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, its ability to anticipate and timely respond to changes in trends and consumer preferences, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, adverse or unseasonable weather, material disruption to its information systems, its ability to implement its real estate strategy, its ability to implement its international expansion strategy, its ability to attract and retain key personnel, interruptions in its foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	First Quarter Fiscal 2015	First Quarter Fiscal 2014
Net sales:
J.Crew	$508,732	$536,722
Madewell	61,851	46,662
Other	11,221	8,585
Total revenues	581,804	591,969
Cost of goods sold, including buying and occupancy costs	365,281	363,718
Gross profit	216,523	228,251
As a percent of revenues	37.2%	38.6%
Selling, general and administrative expenses	203,753	194,233
As a percent of revenues	35.0%	32.8%
Impairment losses	533,362	—
Operating income (loss)	(520,592)	34,018
As a percent of revenues	NM	5.7%
Interest expense, net	17,309	21,661
Loss on refinancing	—	58,786
Loss before income taxes	(537,901)	(46,429)
Benefit for income taxes	(75,490)	(16,311)
Net loss	$(462,411)	$(30,118)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	May 2, 2015	January 31, 2015	May 3, 2014

Assets
Current assets:
Cash and cash equivalents	$64,459	$111,097	$59,383
Inventories	410,078	367,851	395,674
Prepaid expenses and other current assets	59,358	60,734	52,666
Refundable and prepaid income taxes	9,450	—	9,474
Deferred income taxes, net	20,659	19,280	12,075
Total current assets	564,004	558,962	529,272

Property and equipment, net	396,731	404,452	381,354

Deferred financing costs, net	21,906	22,883	25,209

Intangible assets, net	642,423	836,608	988,841

Goodwill	783,815	1,124,715	1,686,915

Other assets	4,465	3,993	4,260
Total assets	$2,413,344	$2,951,613	$3,615,851

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$255,728	$244,367	$224,239
Other current liabilities	154,770	155,697	155,712
Interest payable	5,564	5,408	5,720
Income taxes payable	—	3,192	—
Current portion of long-term debt	15,670	15,670	15,670
Total current liabilities	431,732	424,334	401,341

Long-term debt, net	1,529,131	1,532,769	1,543,495

Lease-related deferred credits, net	115,296	112,153	97,276

Deferred income taxes, net	261,522	323,767	386,715

Other liabilities	39,031	42,566	29,256

Stockholders’ equity	36,632	516,024	1,157,768
Total liabilities and stockholders’ equity	$2,413,344	$2,951,613	$3,615,851

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net income (loss) reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	First Quarter Fiscal 2015	First Quarter Fiscal 2014
Net loss	$(462.4)	$(30.1)
Benefit for income taxes	(75.5)	(16.3)
Interest expense (including the loss on refinancing)	17.3	80.5
Depreciation and amortization (including intangible assets)	29.0	25.5
EBITDA	(491.6)	59.6
Impairment losses	533.4	—
Share-based compensation	1.3	1.6
Amortization of lease commitments	(0.9)	1.1
Sponsor monitoring fees	2.6	2.5
Adjusted EBITDA	44.8	64.8
Taxes paid	(0.3)	(1.4)
Interest paid	(18.7)	(35.8)
Changes in working capital	(30.7)	(49.2)
Cash flows from operating activities	(4.9)	(21.6)
Cash flows from investing activities	(18.5)	(27.4)
Cash flows from financing activities	(23.4)	(48.3)
Effect of changes in foreign exchange rates on cash and cash equivalents	0.2	0.1
Decrease in cash	(46.6)	(97.2)
Cash and cash equivalents, beginning	111.1	156.6
Cash and cash equivalents, ending	$64.5	$59.4

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because we use such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage

(unaudited)

	Fiscal 2015
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter(1)	Number of stores closed during the quarter(1)	Total stores open at end of the quarter
First Quarter (2)	504	10	(2)	512
Second Quarter (3)	512	7	—	519
Third Quarter (3)	519	18	—	537
Fourth Quarter (3)	537	17	(1)	553
Fiscal 2015	504	52	(3)	553

	Fiscal 2015
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
First Quarter (2)	2,848,322	39,590	(17,204)	2,870,708
Second Quarter (3)	2,870,708	37,877	(1,200)	2,907,385
Third Quarter (3)	2,907,385	74,738	—	2,982,123
Fourth Quarter (3)	2,982,123	82,211	(7,717)	3,056,617
Fiscal 2015	2,848,322	234,416	(26,121)	3,056,617
(1)	Actual and projected number of stores opened or closed during fiscal 2015 by channel are as follows:

Q1 – Two retail, three international retail, three factory, and two Madewell stores. Close two retail stores.

Q2 – Four factory, one international factory, and two Madewell stores.

Q3 – One retail, three international retail, six factory, and eight Madewell stores.

Q4 – Two retail, seven factory and eight Madewell stores. Close one retail store.

(2)	Reflects actual activity.
(3)	Reflects projected activity.